Exhibit 10.37

EXECUTION VERSION

August 30, 2019

BioNTech SE

An der Goldgrube 12

Mainz, Germany

Attention: [***]

Re:	Strategic Relationship between the Bill & Melinda Gates Foundation and BioNTech SE

Ladies and Gentlemen:

This letter agreement (including all appendices and attachments hereto, the “Letter Agreement”) is entered into in connection with the investment by the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax-exempt private foundation, of fifty-five million dollars (US$55,000,000.00) (the “Foundation Investment”) in ordinary shares of BioNTech SE, a Societas Europaea (the “Company”, with such shares being referred to as the “Foundation Shares”), at a purchase price of US$ 18.10 per share, whereby such shares will, on the basis of pertinent contractual arrangements, enjoy certain preferences to be established by an amendment to the shareholders’ agreement for the Company in such form as the Foundation and the Company may agree (such shareholders’ agreement as so amended the “Amended SHA”). The Foundation is making the Foundation Investment to induce the Company to perform the Global Access Commitments set forth herein, and the Company acknowledges and agrees that it would not undertake such Global Access Commitments absent the Foundation Investment. The Foundation Investment will be made in accordance with an investment agreement to be entered into on or about the date hereof in such form as the Foundation and Company may agree (the “Investment Agreement”), the Amended SHA, this Letter Agreement, and any additional agreements executed in connection therewith (collectively, and together with any additional agreements that may be executed in connection with the Foundation Investment, in each case as amended from time to time in accordance with their terms, the “Investment Documents”). The Foundation Investment is conditioned upon (i) the execution and delivery of the applicable Investment Documents by the parties thereto, (ii) the Investment Agreement becoming unconditional in all respects (save only for any condition relating to the completion of this Letter Agreement) and (iii) the Foundation obtaining a written legal opinion from tax counsel that the Foundation Investment will qualify as a program-related investment under the Code. This Letter Agreement shall terminate in the event that Closing of the Foundation Investment (as defined in Section 1 below) and the issuance of the Foundation Shares pursuant to the terms of the Investment Agreement do not occur.

In consideration of the Foundation making the Foundation Investment on the terms and conditions stated herein and in the Investment Documents, and for other good and valuable consideration, the parties hereto hereby irrevocably agree as follows:

1.    Definitions. For the purposes of this Letter Agreement the following terms have the meanings indicated.

“Acquisition Transaction” means (a) the acquisition, directly or indirectly, after the date of this Letter Agreement, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company, (b) a merger, consolidation or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction, or (c) an assignment, sale, transfer or exclusive license of all or substantially all of the Company’s assets, whether by merger, stock transfer, or otherwise.

“Additional Project” means a project proposed by the Foundation that is conducted by the Company utilizing the Platform Technology to conduct research and product development for a product or therapeutic intervention in accordance with a mutually-agreed upon statement of work and TPP, and potentially to further develop, commercialize, and distribute such product or therapeutic intervention for use in the Developing Countries.

“Affiliate” means, as to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity at any time and for so long as that control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to or right to direct the management of the person or entity and, further, where that control will be deemed to exist where a person or entity owns more than 50% of the equity entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the person or entity. Notwithstanding the foregoing, for purposes of this Letter Agreement [***] shall not be considered an Affiliate of the Company.

“[***]” has the meaning set forth in Section 3(m)(ii).

“[***]” has the meaning set forth in Section 3(m)(ii).

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in the United States or Germany are authorized or required by law to close.

“Charitability Default” means that:

(i)    the Company materially breaches any of the Global Access Commitments other than for reasons of technical or scientific failure not within the control of the Company and not known to the Company at or before Closing of the Foundation Investment. The Company is required to use reasonable best efforts (as further detailed in Section 3(c)) to perform the Global Access Commitments, but cannot guarantee the outcome or timeline given the experimental nature of the Projects,

(ii)    the Company fails to comply with the restrictions in Sections 2 and 8 of this Letter Agreement on the use of proceeds from the Foundation Investment,

(iii)    the Company fails to comply with the other U.S. legal obligations set forth in this Letter Agreement, including the requirements set forth in Sections 6, 10 or 11, or

(iv)    [***];

in each case (i) and (iii) to the extent such breach or failure continues to exist [***] days after the Company becomes aware of the relevant breach or failure. For the avoidance of doubt, no such cure period shall apply in the event of a breach or failure in case of (ii) or (iv). Each party agrees to promptly notify the other party in writing if it becomes aware of any breach or failure as set forth under (i) to (iv) above. Notwithstanding the foregoing, the Foundation will not lose any rights or remedies solely as a result of a failure to notify the Company after it becomes aware of any breach or failure as set forth under (i) to (iv) above.

“Charitable Purpose” has the meaning set forth in Section 2(a).

“Claim” has the meaning set forth in Section 14.

“Closing of the Foundation Investment” means the submission of the Subscription Form (as defined in the Investment Agreement) by the Company to the Foundation in accordance with Section 1.2(f) of the Investment Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Completion Date” has the meaning set forth in Section 3(b).

“Confidential Information” has the meaning set forth in Section 13.

“Developing Countries” means those countries described as “Developing Countries” on Appendix A.

“Development Partner” has the meaning set forth in Section3(d)(v)(A)(2) .

“Direct Competitor” of the Company means any of the companies listed on Appendix B, [***]. For clarity, notwithstanding anything in this Letter Agreement to the contrary, [***] will not be considered Direct Competitors.

“Disclosing Party” has the meaning set forth in Section 13.

“Dispute” has the meaning set forth in Section 20.

“Event Stamp HIV” means [***].

“Event Stamp TB” means [***].

“Exercise Event” has the meaning set forth in Section 3(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Diseases” has the meaning set forth on Part B of Appendix C.

“Excluded Transferee” has the meaning set forth in Section 3(m)(iv).

“Foundation” has the meaning set forth in the introductory paragraph.

“Foundation Investment” has the meaning set forth in the introductory paragraph.

“Foundation Securities” means any securities of the Company issued in connection with the Foundation Investment, including securities issued in respect of or upon conversion or exercise of such securities.

“Foundation-supported Entity” means an entity selected by the Foundation for participation in a Project that receives funding, directly or indirectly, from the Foundation, collaborates with the Foundation, or both, for the purpose of accomplishing the Foundation’s charitable objectives, but excluding any Direct Competitor.

“Foundation Election Not to Proceed” has the meaning set forth in Section 3(a)(i).

“Fully Loaded Costs” means with respect to a Product, [***].

“Funded Developments” means the products, technologies, materials, processes, and intellectual property rights [***] or [***].

“Gates MRI” means the Bill & Melinda Gates Medical Research Institute, a nonprofit research institution organized under the laws of the state of Washington.

“Global Access” means that (a) knowledge gained using the Foundation’s funding is promptly and broadly disseminated and (b) the products and technologies developed or supported with the Foundation’s funding will be made available and accessible at an affordable price to people most in need in Developing Countries.

“Global Access Commitments” has the meaning set forth in Section 3.

“Global Health License” has the meaning set forth in Section 3(m)(i).

“HIV Project” means the development of one or more Products for the prevention or treatment of HIV consistent with the HIV TPP.

“HIV Project Statement of Work” means the Statement of Work with respect to the HIV Project, which is attached hereto as Appendix D.

“HIV TPP” has the meaning set forth in the HIV Project Statement of Work.

“Indemnitees” has the meaning set forth in Section 14.

“Initial HIV SOW” has the meaning set forth in the HIV Project Statement of Work.

“Initial TB SOW” has the meaning set forth in the TB Project Statement of Work.

“Investment Agreement” has the meaning set forth in the introductory paragraph.

“Investment Documents” has the meaning set forth in the introductory paragraph.

“Joint Steering Committee” has the meaning set forth in Section 3(j).

“Letter Agreement” has the meaning set forth in the introductory paragraph.

“Manufacturing Partner” has the meaning set forth in Section3(d)(v)(B)(2) .

“Platform Technology” means the Company’s [***]. For the avoidance of doubt, the Platform Technology includes [***].

“Product” means any product or therapeutic intervention (at any stage of development, e.g., from discovery through commercialization) developed pursuant to a Project. For the avoidance of doubt, any product developed or acquired (including in-licensed) by the Company or its Affiliates or subcontractors through activities outside and independent of any Project shall not constitute a Product.

“Project” means each of the HIV Project, the TB Project and each Additional Project, including any further development as contemplated by Section 3(d). “Projects” means collectively the HIV Project, the TB Project and all Additional Projects.

“Protected Health Information” means any personally identifiable health information which is protected under applicable data protection laws from unlawful disclosure.

“Receiving Party” has the meaning set forth in Section 13.

“Representatives” has the meaning set forth in Section 13.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“TB POD TPP” means the TB POD TPP to be provided by the Foundation as set forth in the TB Project Statement of Work.

“TB POI TPP” means the TB POI TPP to be provided by the Foundation as set forth in the TB Project Statement of Work.

“TB Project” means the development of one or more Products for the prevention or treatment of TB consistent with the TB POI TPP and/or TP POD TPP.

“TB Project Statement of Work” means the Statement of Work with respect to the TB Project, which is attached hereto as Appendix E.

“TPP” means Target Product Profile.

“Withdrawal Right” has the meaning set forth in the Investment Agreement.

2.    Charitable Purpose; Use of Proceeds.

(a)    Charitable Purpose. The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the Code. The Foundation is committed to accelerating the development of lifesaving and low-cost drugs, therapeutics, diagnostics, and prophylactics to reduce the burden of disease in developing countries in furtherance of its mission to help all people lead healthy, productive lives. The Foundation’s primary purpose in making the Foundation Investment is to secure Global Access to new, low-cost products and services developed through the use of the Company’s proprietary capabilities and intellectual property all as contemplated herein, including (i) research capabilities across all of the Company’s Platform Technology which are specifically utilized in the HIV Project, TB Project and/or in one or more Additional Projects, (ii) Foundation-supported product candidates related to the Foundation’s target diseases for use in the developing world and (iii) product development capabilities (collectively, the “Charitable Purpose”). In furtherance of the Charitable Purpose, the Foundation Investment will secure the Global Access Commitments described below.

(b)    Use of Proceeds. The proceeds from the Foundation Investment will be used solely in furtherance of the Charitable Purpose to:

(i)    officially establish and build the infectious disease capabilities of the Company in accordance with Section 3(i) with a budget of EUR 16.15 million, including costs for new FTEs, infrastructure (labs and facilities) and further developing the technology platforms (including taking further licenses to technology) to enable the Company to complete the Projects;

(ii)    conduct the Initial HIV SOW; and

(iii)    conduct the Initial TB SOW.

The proceeds from the Foundation Investment will not be required to be segregated in a separate account.

3.    Global Access Commitments.

As a condition to the Foundation making the Foundation Investment and to ensure satisfaction of the Charitable Purpose and Global Access, the Company agrees to the following (collectively “Global Access Commitments”):

(a)    Performance of Initial Scopes of Work.

(i)    The Company will use the Foundation Investment to complete the work packages set forth in the Initial HIV SOW and the Initial TB Project SOW. In the event that during the course of performing the Initial HIV SOW and the Initial TB SOW the Company determines that the costs are reasonably likely to exceed the aggregate agreed budget for such Projects of [***] and the Company has used good faith efforts to adhere to the agreed budget and the parties have not materially modified the Initial HIV SOW or the Initial TB SOW, the Company will provide estimates for the additional costs and the reasons for the proposed additional costs to the Joint Steering Committee. The Joint Steering Committee will determine whether additional costs are necessary and the amount of such costs. The Company and the Foundation will determine in good faith a reasonable allocation of such additional costs between the Company and the Foundation or Foundation-supported Entities. If [***], as applicable.

(ii)    If the parties mutually agree to make any material modifications to the Initial HIV SOW or the Initial TB SOW that impact the budget for such Projects, then at the time of such modification the parties will agree upon the new budget, and the [***] described in subsection (i) above will be based on the adjusted budget.

(iii)    After the Company has completed the Initial HIV SOW and/or the Initial TB SOW, the Foundation will have the right, at its discretion (subject to the Company’s right to decline any additional funding to the extent permitted by Section 3(d)(v) below), to continue providing funding (directly or through a Foundation-supported Entity) to advance the HIV Project and/ or TB Project through commercialization and distribution of a final product in accordance with the HIV TPP, TB POI TPP and/or TB POD TPP, as applicable, in accordance with Section 3(d) below. Depending upon the achievement of Project progress-driven milestones, which may be defined in the respective Project statements of work, the parties currently anticipate that the total potential grant funding relating to Projects (including Projects funded by Foundation-supported Entities) could reach up to forty-five million dollars (USD$45,000,000.00), provided that any such additional grant funding will be in the Foundation’s discretion and subject to execution of grant documents for such Projects in accordance with the Foundation’s standard grant making process.

(b)    Additional Projects. If requested by the Foundation, at its discretion, and subject to the terms herein, the Company will utilize the Platform Technology to diligently conduct up to three (3) Additional Projects (in addition to the HIV Project and TB Project). The Foundation, at its discretion, can select the Additional Projects from the list of diseases set forth on Part A of Appendix C. For the avoidance of doubt, the Additional Projects will not be funded by the Foundation Investment except in the limited circumstances following a determination that it is futile to continue with a workplan as set forth in the TB Project Statement of Work or HIV Project Statement of Work. If the Foundation elects to proceed with one or more Additional Projects, it will provide additional funding as described herein. The Company and the Foundation can work on more than three (3) Additional Projects in parallel if they mutually agree to do so. The Foundation will have five (5) years from the Closing of the Foundation Investment to identify Additional Projects. The initial scope of work (to be financed with additional funding from the Foundation except in the limited circumstances following a determination that it is futile to continue with a workplan as set forth in the TB Project Statement of Work or HIV Project Statement of Work) for all Additional Projects, regardless of the individual Project’s start date, will be structured in such a way that it is scheduled to be completed by the eighth (8th) anniversary of the Closing of the Foundation Investment (the “Completion Date”). Following the Completion Date, the Company will have the right to accept or decline any additional funding for any additional work under such Additional Projects as described in Section 3(d)(v) below, provided that the Global Access Commitments shall continue to apply with respect to the Funded Developments (and to the Platform Technology to the extent required to further develop and commercialize the Funded Developments in accordance with this Letter Agreement) developed to, or existing at the Completion Date. If the Foundation elects to proceed with all three (3) Additional Projects, at least one of such projects will be related to malaria.

(c)    Performance of Projects. The Company will perform all Projects in good faith using substantially the same level of efforts, resources, time, and expediency as are consistent with the practices of the Company with respect to the research and development, regulatory approval and commercialization of any other Company products at a similar stage in development, including the Company’s commercial products intended for markets other than in Developing Countries.

(d)    Further Development.

(i)    If the Foundation elects at any time to proceed either with additional work on the HIV Project, TB Project or any Additional Project, the Foundation and the Company will agree in good faith on one or more subsequent statements of work, which may include applicable development, commercialization and associated activities conducted by the Company and potentially one or more partner(s) that are not Direct Competitors as agreed by the Company and the Foundation, including seeking applicable country-level regulatory approvals. Such partner may include the Gates MRI if requested by the Foundation and agreed to by the Gates MRI and the Company.

(ii)    If the Foundation requests the Company to continue work on the HIV Project, the TB Project and/or any Additional Project, any additional funding from the Foundation or a Foundation-supported Entity will be provided pursuant to the Foundation’s standard funding terms and processes. The specific level and allocation of funding responsibilities between the parties (and potentially Foundation-supported Entities) for any such Project will be mutually agreed in good faith in writing by the parties to fairly allocate the expected benefits between Developing Countries and developed countries.

(iii)    Any agreements for further work relating to the HIV Project and/or TB Project or for an Additional Project will include a proposal describing the relevant work (including specific Global Access Commitments) and other related documents acceptable to the Foundation and the Company including a manufacturing, commercialization and distribution plan for the Developing Countries taking into account the Company’s actual and projected capabilities at the time of developing such plan, and will be consistent with the HIV TPP, the TB POI TPP, the TB POD TPP and/or any TPP relating to an Additional Project, as applicable. The applicable funding agreements will also include a mutually acceptable license to the Funded Developments developed or acquired (including in-licensed) by the Company in connection with the Company’s conduct of such work and the Platform Technology to the extent required to further develop and commercialize the relevant Product(s). The terms of such license will be no less favorable to the Foundation than the terms of the Global Health License, unless mutually agreed otherwise by the parties in their respective discretion.

(iv)    If the Foundation desires to continue funding as set forth herein to advance the HIV Project, TB Project and/or any Additional Project through commercialization and distribution of a final product, but the Company reasonably believes that such further product development is not feasible due to scientific or technical failure or would cause a material adverse effect on the Company, then the matter will be submitted to the Joint Steering Committee. If the members of the Joint Steering Committee do not mutually agree with the Company’s determination then the matter will be resolved in accordance with the dispute resolution process set forth in Section 20 below.

(v)    Notwithstanding the foregoing, the Company will have the right to decline any additional funding or extension of (1) the TB Project following completion of the Initial TB SOW and either the occurrence of an Event Stamp TB or in accordance with Section 3(d)(vi)(B), (2) the HIV Project following completion of the Initial HIV SOW and either the occurrence of an Event Stamp HIV or in accordance with Section 3(d)(vi)(B) and (3) any Additional Project following the Completion Date or in accordance with Section 3(d)(vi)(B). If the Foundation desires to continue funding the HIV Project, the TB Project and/or any Additional Project and the Company does not agree to accept such additional funding and continue development of the applicable Project to the extent permitted by (1), (2) or (3) above (each such case a “Company Election Not to Proceed”), then the commitments described in Sections 3(d)(v)(A) and 3(d)(v)(B) will apply.

(A)    Further Development Activities Following a Company Election Not to Proceed

(1)    If elected by the Foundation, and subject to the agreement of the Gates MRI, the Company will grant a license equivalent to the Global Health License to the Gates MRI and a license in accordance with Section 3(d)(v)(B)(3) to the Manufacturing Partner identified pursuant to the process set forth below and will undertake associated technology transfer activities to the extent reasonably required for the further development and manufacturing (if applicable) of the applicable Product pursuant to a development plan on reasonable market terms.

(2)    If the Foundation does not make the election set forth in Section 3(d)(v)(A)(1) above, the Company will use reasonable best efforts to identify a third party that is reasonably acceptable to the Foundation to continue development of the applicable Product (which third party may also be the Manufacturing Partner identified below). If a third party is not selected to continue development of the applicable Product pursuant to the previous sentence, the Foundation will have the right to identify a third party that is not a Direct Competitor to continue development of the applicable Product (which third party may also be the Manufacturing Partner identified below). The Gates MRI or the third-party identified pursuant to this clause 3(d)(v)(A)(2) is referred to as the “Development Partner”.

(3)    The Company will grant a license equivalent to the Global Health License to the Development Partner and, unless the Company is manufacturing all Product required by the Development Partner, a license in accordance with Section 3(d)(v)(B)(3) to the Manufacturing Partner identified pursuant to the process set forth below if the Development Partner is not also the Manufacturing Partner, and will undertake associated technology transfer activities to the extent reasonably required for the further development of the Product. In addition, [***]. The Company will notify the Foundation at least 10 days [***]. The Company may request from any Development Partner that (1) its name and/or logo must be appropriately displayed on any Product (or any related marketing materials, leaflets or packaging) that will be distributed by any Foundation-supported Entity (which may include the Development Partners, Manufacturing Partners or sublicensees) under this Letter Agreement and (2) the Development Partner adequately mentions the Company as the technology provider to the extent applicable in any public statements or disclosures relating to any Product.

(B)    Further Manufacturing Activities Following a Company Election Not to Proceed:

(1)    If requested by the Company, the Company shall have the right to manufacture all Product required by the Development Partner under a manufacturing agreement to be concluded between the Company and the Development Partner.

(2)    If the Company does not request to manufacture the Product and the Development Partner identified above is unable or unwilling to manufacture the applicable Product, the Company will use reasonable best efforts to identify a third party that is reasonably acceptable to the Foundation to manufacture the Product, including considering in good faith potential manufacturers proposed by the Foundation. The third-party identified pursuant to this Section 3(d)(v)(B)(2) with whom the Development Partner has concluded an agreement with respect to the manufacture of the Product is referred to as the “Manufacturing Partner”.

(3)    The Company will grant a non-exclusive license to the Manufacturing Partner to the extent required for the Manufacturing Partner to fulfill its manufacturing obligations related to the Product for the Development Partner for Developing Countries and will undertake associated technology transfer activities on reasonable market terms to the extent reasonably required for the manufacturing of the Product. If [***]. The Company may request from any Manufacturing Partner that (i) its name and/or logo must be appropriately displayed on any Product (or any related marketing materials, leaflets or packaging) manufactured by such Manufacturing Partner and (ii) the Manufacturing Partner adequately mentions the Company as the technology provider to the extent applicable in any public statements or disclosures relating to any Product.

(4)    If a Manufacturing Partner is not identified pursuant to Section 3(d)(v)(B)(2) , the Company will manufacture the initial supply of the relevant Product required for the immediate planned clinical study and will continue to supply Product for subsequent trials until a Manufacturing Partner is identified. The Company will continue to apply reasonable best efforts to identify a Manufacturing Partner during this time.

(5)    If a Manufacturing Partner is not identified by the Company within a reasonable time prior to market approval of the applicable Product, the Company will, provided it has a facility to provide commercial manufacturing quantities for the applicable Product, manufacture the commercial supply of the Product under a contract manufacturing agreement to be concluded on reasonable market terms between the Company and the Development Partner until a suitable Manufacturing Partner is identified. If the Company does not have an adequate commercial manufacturing capability to manufacture a sufficient quantity of the applicable Product and a Manufacturing Partner has not been identified, the Company will build such a facility (or increase the capacity of an existing facility) to meet the manufacturing, commercialization and distribution requirements agreed by the Foundation and the Company in good faith in the relevant grant proposal document for the relevant Product. The funding for such build will be mutually agreed in good faith in writing by the Foundation and the Company to fairly allocate the expected benefits between Developing Countries and developed countries. If at any time following the commencement of such build a Manufacturing Partner is identified, the Company may choose (in its sole discretion) to either (X) initiate or continue (as the case may be) the manufacturing or (Y) grant a manufacturing license to such Manufacturing Partner and to provide technology transfer activities on reasonable market terms to such Manufacturing Partner to the extent reasonably required for such manufacturing. For the avoidance of doubt, during the time that the Company is building a facility or increasing the capacity of an existing facility pursuant to this Section 3(d)(v)(B)(5) , it will not be required to reduce the commercial manufacturing output at its existing facilities in order to accommodate manufacturing additional Products beyond what it has already committed to manufacture.

(6)    For clarity, the licenses granted pursuant to Sections 3(d)(v)(A) and 3(d)(v)(B) (and associated technology transfer obligations) will not be subject to any Exercise Events. These licenses and activities will be documented in agreements between the Company and the relevant party entered into as soon as reasonably possible. When a license is required to be granted under the terms stated above, the relevant parties may agree to a broader license but under no circumstance (except for the license granted pursuant to Section 3(d)(v)(B)(3) ) will the license be more restrictive than the Global Health License required under this Letter Agreement. All manufacturing and related activities to be performed by the Company under this Section 3(d)(v)(B) (including logistics, warehousing, transport, etc.) shall be charged by the Company at Fully Loaded Costs of the relevant Product (excluding, for the avoidance of doubt, the manufacturing for developed countries which have been licensed to the Development Partner).

(vi)    Prior to [***], as applicable:

(A)    If [***].

(B)    If [***].

(vii)    If at any time the Foundation does not elect to proceed with additional work on a Project or further development of a Product, including following a Foundation Election Not to Proceed, (A) the Global Access Commitments shall continue to apply with respect to the Funded Developments (and to the Platform Technology to the extent required to further develop and commercialize the Funded Developments in accordance with this Letter Agreement) developed to, or existing at the time the Foundation ceases to proceed with funding additional work or further development (but, for the avoidance of doubt, not with respect to any developments made by or on behalf of the Company after such point if the Company decides to continue the development outside of the scope of this Letter Agreement), (B) the Foundation will have the right at any time to elect to proceed with additional work on such Project or further development of such Product in accordance with this Section 3(d) and the Company will continue such development or, if the Company declines to continue such development as permitted in Section 3(d)(v), the commitments described in Sections 3(d)(v)(A) and 3(d)(v)(B) will apply and (C) the Company will not grant to a third-party any rights or enter into any arrangements or agreements or otherwise take any actions that would limit or restrict the Global Access Commitments with respect to the Funded Developments, including as described in subsections (A) and (B) above.

(e)    Pandemic Response. If during the conduct of the HIV Project Statement of Work or TB Project Statement of Work there is a need for an emergency response to a pandemic of an infectious disease that has not already been partnered with a third party [***], the Foundation can request the Company to accept a grant-funded project in response to such pandemic, and the Company may elect to accept such funding at its sole discretion, which may include the development of a drug, vaccine or diagnostic, and the Company will negotiate in good faith with the Foundation to reach agreement on such pandemic response project.

(f)    Access to Products Developed for Excluded Diseases. If the Company obtains regulatory approval for any product(s) for the treatment or prevention of any of the Excluded Diseases and has not entered into a binding agreement with a third party on an exclusive basis with respect to the manufacturing, distribution and/or commercialization of such product, then the Company agrees to consider in good faith any request from the Foundation regarding providing access to such product in Developing Countries at an affordable price. The parties acknowledge that if the Foundation requests such access, providing access may require further financial support from the Foundation or a Foundation-supported Entity to the Company. For clarity, under no circumstances will any of the Excluded Diseases be the subject of any Additional Project unless agreed by the Company in its sole discretion.

(g)    Receipt and Continuation of Licenses. The Company shall continue to maintain all necessary licenses and rights with respect to the Platform Technology and Funded Developments needed to perform the Global Access Commitments. If the Company wishes to discontinue any such license or right, it shall request the Foundation’s prior written approval (which shall not be withheld by the Foundation unreasonably). In the event that licenses described in the previous sentence are received from one or more Foundation-supported Entities, then in addition to and without jeopardizing such licenses, the Company will have the right at its own cost and without assistance from the Foundation to seek to negotiate with such Foundation-supported Entity(ies) the right to also use such licensed intellectual property for other applications.

(h)    Pricing and Volume Commitments. The Company will make available in Developing Countries all Products developed and commercialized pursuant to a Project (i) at or below the price set forth in the applicable TPP and (ii) in quantities meeting or exceeding those set forth in the applicable statement of work (or other applicable global access agreements between the Foundation and the Company), provided that if the Fully Loaded Costs exceed the price set forth in the applicable TPP then the Company will make such Product available at the Fully Loaded Costs, unless the parties mutually agree otherwise. If a Product is to be sold at Fully Loaded Costs in accordance with the foregoing provision, and the relevant buyer is an affiliate or any other related person (nahestehende Person) within the meaning of the German tax law of the Foundation, then the Company will make such Product available to such relevant buyer at Fully Loaded Costs plus an arm’s-length markup of up to 10% (as applicable), provided, however, that (x) the competent German tax office responsible for the taxation of the Company confirmed in a binding ruling (verbindliche Auskunft) pursuant to Sec. 89 para. 2 of the German Tax Code (Abgabenordnung) that a sale at Fully Loaded Costs without a profit markup would otherwise result in a hidden profit distribution (verdeckte Gewinnausschüttung) under German tax law and the Company and the Foundation have, in good faith, agreed on a then applicable profit mark-up of up to 10% or (y) a respective markup is applied with the Foundation’s prior written consent. Due to [***], it is likely that [***].

(i)    Build Out of Infectious Diseases Capabilities. Within [***] of the Closing of the Foundation Investment, the Company will implement a plan for the build out of the Company’s infectious disease capabilities, excluding manufacturing, that is reasonably acceptable to the Foundation. Such plan will include [***] and further development of the Platform Technology in order to enable the Company to conduct the HIV Project, the TB Project and any Additional Projects and achieve the Global Access Commitments. The Company will submit any subsequent proposed changes to such plan in advance to the Foundation for approval (which approval shall not be unreasonably withheld or delayed). The Company will complete the build out according to the approved plan utilizing a portion of the Foundation Investment. In addition, the Company will provide information to the Joint Steering Committee regarding the Company’s plans for the build out of manufacturing capabilities to produce infectious disease products as such plans become available.

(j)    Joint Steering Committee. The Foundation and the Company will each designate three individuals who are subject matter experts to be part of a joint steering committee (the “Joint Steering Committee”) that will provide a forum for discussion of the application of the Platform Technology and the progress of each of (i) the HIV Project, (ii) the TB Project and (iii) all Additional Projects. The Joint Steering Committee will decide [***]. A decision by the Joint Steering Committee [***] shall not in any way limit or restrict the Foundation’s right to continue further development of such Project or any other Project in accordance with Section 3(d). For the avoidance of doubt, the Joint Steering Committee shall have no authority to amend any statement of work with respect to a Project and any such amendment requires the mutual agreement of the Foundation and the Company.

The Joint Steering Committee will meet at least once quarterly via teleconference and at least once annually in-person. With the agreement of both the Foundation and the Company and subject to the execution of appropriate confidentiality agreements, third parties may be invited from time to time to participate in certain Joint Steering Committee discussions. Decisions made at the Joint Steering Committee must be mutually agreed upon by each of a majority of the individuals designated by the Foundation and a majority of the individuals designated by the Company; provided that if the Joint Steering Committee determines that a change is needed to the scope of work for the HIV Project or TB Project and such change would require a change to the

Platform Technology that the Company reasonably believes has a low probability of scientific or technical success or is reasonably likely to have a material adverse effect on the Company, then such change will require the Company’s consent. Other than the decision described in the preceding sentence, [***], then such matter will be considered a Dispute and will be resolved in accordance with the dispute resolution procedure set forth in Section 20.

(k)    Publication; Access to Data and Information. The Company will (in addition to the publication requirements of any grant agreement with the Foundation):

(i)    publish the results and information developed in connection with each Project within a reasonable period of time after such information or results are obtained, subject to reasonable delays or limitations on content of such publications that are necessary to protect intellectual property and trade secrets covering the development and Platform Technology itself. All publications must be made in accordance with “open access” terms and conditions consistent with the Foundation’s Open Access Policy (available at: http://www.gatesfoundation.org/  How-We-Work/ General-Information/ Open-Access-Policy), which may be modified from time to time; and

(ii)    promptly provide to the Foundation from time to time, upon the Foundation’s request and in a format that is acceptable to the Foundation, access to data and information regarding the Projects (including information necessary and sufficient to support the utilization of the Company’s Platform Technology by partners who are collaborating on the Projects as set forth in the applicable statement of work (taking into account the need to protect the intellectual property of such Platform Technology)), the reasonably contemplated use of the Platform Technology and Funded Developments for such Projects (taking into account the need to protect the intellectual property of such Platform Technology), and the considerations made by the Company with respect to accessibility, affordability and cost effectiveness.

(l)    No Inconsistent Rights. The Company will not grant to a third-party any rights or enter into any arrangements or agreements that would limit or restrict the Foundation’s or a Foundation-supported Entity’s ability to exercise its rights or the Company’s ability to perform its obligations under this Letter Agreement (including the Global Health License and the Foundation’s right to require Additional Projects from the list of diseases set forth in Part A of Appendix C). The Foundation will not be required to take any action or enter into any arrangement or agreement that would limit or restrict the Foundation’s ability to exercise its rights under this Letter Agreement.

(m)    Global Health License.

(i)    Global Health License. In connection with and relating to the Projects, the Company hereby grants the Foundation, effective immediately, a worldwide, non-exclusive, non-terminable (subject to the terms of any relevant in-licenses), perpetual, royalty-free license (with the right to sublicense with the limitations specified in this Letter Agreement) under the Funded Developments and the Platform Technology to the extent required to use, reproduce, modify, make, distribute, sell, offer-for-sale, import, and otherwise dispose of any Product for the purpose of benefiting poor and needy people in Developing Countries (“Global Health License”). The

Global Health License is a presently granted license. To the extent the foregoing Global Health License includes the grant of sublicense rights under intellectual property rights owned by a third party, the grant of such rights is made subject to the terms and conditions of the in-license agreements that are in existence and disclosed to the Foundation prior to the date of this Letter Agreement and set forth in Appendix F. As consideration for the Global Health License and the licenses granted pursuant to Sections 3(d)(v)(A) and 3(d)(v)(B) only, the Foundation will make a onetime lump sum payment to the Company in the amount of [***] (the “License Fee”). The License Fee is due and payable within ten (10) Business Days after Closing of the Foundation Investment.

(ii)    [***].

(iii)    Exercise Events. The Foundation will not exercise its rights under the Global Health License (including its sublicensing rights) unless at least one of the following occurs (each, an “Exercise Event”):

(A)    a Charitability Default; or

(B)    the Company (including any successors or assigns or Affiliates holding intellectual property rights applicable to the Projects) (1) institutes any bankruptcy, insolvency proceeding, appointment of a receiver, trustee and/or (preliminary) insolvency administrator or (preliminary) custodian, or legal proceedings in relation to a suspension of payments, moratorium of any indebtedness, reorganization (in either case for the release of financially distressed debtors), general assignment for the benefit of creditors, winding-up, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction or (2) any such proceeding is instituted against the Company which remains undismissed or unstayed for a period of [***] days or (3) ceases to conduct business in the ordinary course or is determined to no longer be a going concern, or – in case German insolvency laws do apply, is unable to pay its debts as they fall due within the meaning of Section 17 of the German Insolvency Code or is over-indebted within the meaning of Section 19 of the German Insolvency Code.

If either the Foundation or the Company becomes aware of an Exercise Event, it will promptly notify the other party in writing of the occurrence of such Exercise Event; provided that failure by the Foundation to provide such notice will not affect the Foundation’s rights hereunder.

(iv)    Limitations on Sublicense Rights. The right to sublicense included in the Global Health License is to (A) the Funded Developments and (B) Platform Technology; provided that in the case of Platform Technology, the right to sublicense is limited to the Platform Technology that is required to exploit the applicable Product(s). In addition, the Foundation will notify the Company in advance of granting a sublicense to such Funded Developments and/or Platform Technology and the Company will have the right to object to such sublicense if (1) [***] or (2) [***]. The Foundation will require any sublicensee to agree to comply with the applicable terms of this Letter Agreement, including the obligations related to the de-blocking license pursuant to Section 3(m)(ii) above.

(n)    Cooperation; Technology Transfer. In connection with the Foundation’s exercise of the Global Health License and subject to the limitations in this Section 3(n), the Company will take further actions, including technology transfer (subject to appropriate confidentiality obligations), as would be commercially reasonable industry practice at the time with respect to enabling the Foundation or a proposed sub-licensee to effectively exercise the applicable Global Health License for the sole purpose of using the licensed technology in order to develop and manufacture the relevant Products for the purpose of benefiting people in Developing Countries (including the right to reference regulatory filings related to the applicable Products).

The technology transfer commitments described above apply to (i) the Funded Developments and (ii) Platform Technology; provided that in the case of Platform Technology, the technology transfer commitments will only apply to Platform Technology that is required to exploit the applicable Product(s). In addition, the Company will have the right to object to the technology transfer obligations with respect to the Funded Developments and relevant Platform Technology listed above [***].

If the Foundation is not able to identify a potential sublicensee, [***], then [***] will apply.

(o)    Intellectual Property Rights. The Company represents and covenants that [***].

(p)    Duration of Global Access Commitments. The Global Access Commitments (including with respect to the Funded Developments (and to the Platform Technology to the extent covered by the Global Health License and the licenses granted pursuant to Sections 3(d)(v)(A) and 3(d)(v)(B))) will be ongoing and will continue for as long as the Foundation exists.

(q)    Responsibility. The Company will be solely responsible and liable for all activities related to the conduct of the Projects. In no event shall the Foundation be a sponsor of any clinical trial, study, product, registration, or marketing authorization or the like.

(r)    Direct Competitors. If at any time during the term of this Letter Agreement the Company reasonably establishes that a [***], then the Company [***]. The Foundation [***]. The Company agrees [***].

4.    Survival of Global Access Commitments.

In the event of (i) any Acquisition Transaction or (ii) the sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments, the Global Access Commitments will survive and be assumed in full by the purchaser, transferee, licensee, or acquirer either in a written agreement that is reasonably acceptable to the Foundation or by operation of law (if the Company is the surviving entity in the Acquisition Transaction) and the Company will take all action necessary to ensure such assumption. Upon request, the Company will provide a redacted copy of the underlying transaction documents to the Foundation evidencing such assumption (or continuation of the Company as the surviving entity). For clarity, notwithstanding anything to the contrary in this Letter Agreement, the Foundation’s rights hereunder that exist on the date of the Acquisition Transaction or sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments will not be terminated by such transaction.

5.    Withdrawal Right.

(a)    The Foundation has a Withdrawal Right on the terms set forth in the Investment Agreement. The Company agrees that the Withdrawal Right will remain in effect for so long as the Foundation holds any equity interests in the Company and if for any reason the Withdrawal Right is removed from the Investment Agreement or the Investment Agreement is amended or terminated while this Letter Agreement remains in effect, the terms of the Withdrawal Right will continue in full force and effect as if contained in this Letter Agreement.

(b)    Notwithstanding any exercise of the Withdrawal Right, the Foundation will continue to be entitled to enforce its rights under the Global Access Commitments and in relation to any agreed Projects.

6.    Required Reporting; Audit Rights.

(a)    In addition to reports required to be delivered to the Foundation under the Investment Documents, the Company will furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(i)    within 90 days after the end of each of the Company’s fiscal years during which the Foundation owns any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix G, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(ii)    within 90 days after the end of the Company’s fiscal year during which the Foundation ceases to own any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix H, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(iii)    promptly after receipt or submission by the Company, copies of all filings, submissions, reports, communications, inspection reports, Form 483, Warning Letters, Medical Device Reports (MDRs), notices of recall or withdrawal, and all other written communications, received from or provided to any regulatory authority, including but not limited to FDA and health authorities in Germany, relating to safety concerns in relation to any Product;

(iv)    any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment. The Foundation will reimburse the Company for any reasonable third-party expenses incurred by the Company in order to prepare any information the Company is required to prepare solely as a result of this Section 6(a)(iv); and

(v)    full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4).

(b)    At the Foundation’s reasonable request, the Company will provide the Foundation with a summary of scientific data and progress to date on all Projects and any Platform Technology related to the foregoing, and the considerations made by the Company with respect to accessibility, affordability and cost-effectiveness of the applicable Products for people and payors in Developing Countries, in addition to the information that may be required under any grant agreements or other funding agreements.

(c)    Without limiting the foregoing, at the Foundation’s written request, the Company will permit the Foundation or its Representatives to inspect (at a reasonable time during regular office hours and in a way that does not unnecessarily interfere with the Company’s activities) the scientific records of the Company relating to each Project with due regard to the reasonable need to protect trade secrets covering the Platform Technology and provided that the relevant persons performing the inspection are subject to reasonable confidentiality undertakings. Any such inspection must be notified at least ten (10) Business Days in advance. In such notice, the Foundation shall specify in reasonable detail the scientific records it would like to inspect. The Foundation or its Representative will not be allowed to take any copies of any records disclosed within the framework of the inspection without the Company’s consent, which consent will not be unreasonably withheld.

(d)    The Company shall maintain books and records adequate to provide such information as is necessary to comply with Treasury Regulations section 53.4945-5(b)(4), as amended from time to time, including accounting records and copies of any reports submitted to the Foundation related to each Project, and shall provide the Foundation upon request access to such books and records to the extent required in Treasury Regulation 53.4945-5(b)(4). The Company will retain such books, records, and reports for [***] years after the Foundation ceases to hold any Company securities and will make such books, records, and reports available to the Foundation upon request at reasonable times to enable the Foundation to monitor and evaluate how the Foundation’s funds have been used.

(e)    The Company will permit an international accounting firm reasonably acceptable to the Company at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s books and accounts of record and to make copies of the same to the extent reasonably required for such audit, in each case at the Foundation’s expense, to audit the Company’s compliance with the use of the Foundation Investment and the Global Access Commitments. If the Company maintains any records (including computer-generated records and computer software programs for the generation of such records) in the possession of a third party, the Company, upon request of the Foundation, will notify such party to permit the accounting firm access to such records at all reasonable times and to provide the accounting firm with copies of any records it may reasonably request in connection with such audit, request or inquiry, all at the

Foundation’s expense. The Foundation may exercise its audit right under this Section 6(e) no more than once in any calendar year and no more than once for the same books and records; provided that in the event the Company has previously been found to have been in breach the Foundation shall have the right to request an audit once per calendar quarter. In addition, any access shall be subject to reasonable confidentiality undertakings to be assumed by the accounting firm towards the Company.

7.    Assignment.

Notwithstanding anything in this Letter Agreement or any Investment Document to the contrary, the Foundation will have the right to assign this Letter Agreement or transfer the Foundation Securities to (a) any successor charitable organization of the Foundation from time to time that is a tax-exempt organization as described in Section 501(c)(3) of the Code, or (b) any tax-exempt organization as described in Section 501(c)(3) of the Code controlled by one or more trustees of the Foundation. The Foundation will notify the Company of any such assignment, including the identity of the assignee, in a timely manner. Any further assignment of this Letter Agreement by the Foundation or the Company shall require the other party’s prior written consent which shall not be unreasonably withheld or delayed. For the avoidance of doubt, if the Foundation transfers the Foundation Securities as permitted by this Section 7, the Foundation may assign to any such transferee all of its rights attached to such Foundation Securities, including the Withdrawal Right.

8.    Prohibited Uses.

The Company will not expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment will not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (b) be intended for the direct benefit, and will not benefit, any person having a personal or private interest in the Foundation, including descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

For the avoidance of doubt, the Company will not use the funds received from the Foundation to pay a dividend or redeem shares.

9.    Disqualified Person.

Neither the Company nor (to the Company’s Best Knowledge (as defined in the Investment Agreement)) any stockholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

10.    Anti-Terrorism.

The Company will not use any portion of the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) with countries or territories against which the U.S. maintains comprehensive sanctions (currently, Cuba, Iran, Syria, North Korea, and the Crimean Region of Ukraine), unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

11.    Anti-Corruption and Anti-Bribery.

The Company will not offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by this Letter Agreement, including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.learnfoundationlaw.org.

12.    Public Reports; Use of Name.

The Foundation may include information about this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public documents, and to the extent required by applicable law or regulation. In addition, the parties agree that the Company may issue a press release in relation to the execution of this Letter Agreement and the Investment Documents, provided that such press release has been approved in advance by the Foundation in writing. Any other announcement of the Foundation Investment by any other party, including the Company, its Representatives, directors, stockholders and agents, or any investor, will require the Foundation’s prior written approval. Such parties will also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre-approved in writing by the Foundation. Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business. The Foundation shall use reasonable efforts to adequately mention the Company as the technology provider in any public statements or disclosures relating to the Platform Technology.

13.    Confidentiality.

(a)    As used herein “Confidential Information” means non-public and proprietary or sensitive information of a party (the “Disclosing Party”) relating to the Disclosing Party’s or its Affiliate’s business, finance and operations, including but not limited to the Disclosing Party’s research and/or development plans and clinical data, as well as information in relation to the Disclosing Party’s intellectual property, services, processes, customers, strategies, and technologies, that is disclosed (whether orally or in writing) prior or after the date of this Letter Agreement (including information disclosed under the Confidentiality Agreement executed by the parties on 8 March 2018, as amended) to the party receiving such Confidential Information (the “Receiving Party”) and is identified as confidential at the time of disclosure to the Receiving

Party, or ought in good faith to be regarded as confidential in view of the nature of the relevant information and/or the circumstances of disclosure.

(b)    The Company agrees not to disclose any Protected Health Information to the Foundation without the prior written consent of the Foundation. In the event that, during the term of this Letter Agreement, the Company or its Affiliates submit to the Foundation or its Affiliates a written proposal for project funding, or to the extent any Project is currently or subsequently funded by the Foundation, the Company acknowledges nothing in this Letter Agreement will place any obligation of confidentiality or non-use on information submitted to the Foundation or any of its Affiliates within any (a) Proposal Narrative or Investment Document; (b) Global Access Modules and Intellectual Property Reports; (c) Measurement and Evaluation (M&E) Planning Module; (d) Clinical Studies and Regulated Research Module; (e) Data Access Module; (f) Budget and Budget Narrative; (g) Results Framework and Tracker; (h) Progress Narratives; (i) Final Narrative; (j) Deliverable & Milestone Narrative; (k) Expenditure Responsibility Reports; (l) Pre-grant Inquiry (PGI) Questionnaire; (m) Global Access Strategies, Global Access agreements, and milestones; or that is contained with (n) the Intervention TPP or (o) the Grant Agreement. For clarity, the documents referenced in (a) to (o) and highlighted in italics above refer to standard documents used by the Foundation in relation to the funding of projects.

(c)    Except as expressly provided herein, a Receiving Party will not: (i) disclose any Confidential Information received from a Disclosing Party hereunder other than on a need to know basis to its Affiliates and its and their respective trustees, directors, officers, employees, representatives, consultants and agents (collectively, “Representatives”) who are subject to similar terms of confidentiality, or (ii) use the Confidential Information other than in furtherance of the performance of this Letter Agreement. The Receiving Party will protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Party uses to protect its own confidential information.

(d)    Nothing in this Letter Agreement will be interpreted as placing any obligation of confidentiality or non-use on the Receiving Party with respect to any information that the Receiving Party can demonstrate or provide reasonable evidence: (i) is in or enters the public domain through no fault of the Receiving Party; (ii) is already in the possession of the Receiving Party prior to receipt of Confidential Information from the Disclosing Party without breach of any confidentiality restriction; (iii) is obtained by the Receiving Party from a third party who is not under an obligation of confidentiality to the Disclosing Party and which has the lawful right to make such disclosure; (iv) is approved for disclosure by the consent of the Disclosing Party; (v) is independently developed by the Receiving Party or its Representatives without reference to the Disclosing Party’s Confidential Information; (vi) is required to be disclosed pursuant to the rules of any listing authority or stock exchange on which its securities are listed or (vii) is required to be disclosed pursuant to law, regulation or court order. In the event that Confidential Information is required to be disclosed by the Receiving Party pursuant to law, regulation or court order or rules of any listing authority or stock exchange on which its securities are listed, the Receiving Party shall make all reasonable efforts to notify the Disclosing Party of such requirement, in order to allow the Disclosing Party to seek a protective order or seek confidential treatment of such information.

(e)    Nothing in this Letter Agreement shall prohibit the Foundation from any of the following: (i) analyzing the Confidential Information; (ii) comparing the Confidential Information to information in the possession of the Foundation; or (iii) making any grant or other investment to, or entering into any agreement with, any third party, including a Direct Competitor, in furtherance of the Foundation’s charitable purpose.

(f)    Except as otherwise required by law and upon the request of the Disclosing Party, following the term of this Letter Agreement, the Receiving Party will either return to the Disclosing Party, or destroy all Confidential Information, except that the Receiving Party may retain copies of Confidential Information for archive and compliance purposes.

(g)    If at any time the Company or any of its Affiliates has a class of securities that is publicly traded, the Company will notify the Foundation in writing when it provides the Foundation with any Confidential Information that the Company believes constitutes material non-public information which contains insider information and will identify such Confidential Information.

(h)    The confidentiality provisions of this Section 13 with respect to Confidential Information will survive for a period of [***], except in the case of (i) Confidential Information contained in third party agreements that have a term of confidentiality that extends beyond such period, in which case the duties of non-use and non-disclosure of such Confidential Information shall survive for such period as stated in the applicable agreement and (ii) Confidential Information that constitutes a trade secret under applicable law, in which case the non-use and non-disclosure of such Confidential Information shall survive for such period as long as such Confidential Information is regarded a trade secret under applicable law.

(i)    The confidentiality provisions of this Section 13 shall supersede and replace the confidentiality provisions agreed under the Confidentiality Agreement executed by the parties on 8 March 2018, as amended and, as of the date of this Letter Agreement, all Confidential Information exchanged under such Confidentiality Agreement shall be exclusively governed by the terms of this Section 13.

14.    Indemnification.

The Company will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, employees, agents, and Representatives (collectively, the “Indemnitees”) from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) finally awarded to such third party by a court of competent jurisdiction against any of the Indemnitees or agreed to as part of a monetary settlement of the Claim (in the case of a settlement, to which the Company has agreed in writing, such agreement not to be unreasonably withheld or delayed) and arising out of or relating to: (a) bodily injury, death or damage (property or otherwise) caused by any wrongful acts or omissions of the Company, including any development or commercialization or distribution activities carried out by the Company which does not comply with applicable laws, regulations or rules in connection therewith; or (b) any Claim that the Platform Technology, any Funded Development or any Product (but excluding, for the avoidance of doubt, any Claim relating to any modification or improvement made to any Product by or on behalf of the Foundation by a third-party other than the Company or its Affiliates (including by Development Partners, Manufacturing Partners and sublicensees) outside or after the completion of a Project) infringes upon a patent, proprietary, or other intellectual property right of a third-party. The Foundation will give the Company prompt written notice of any Claim subject to indemnification; provided, that the Foundation’s failure to promptly notify the Company will not affect the Company’s indemnification obligations except to the extent that the Foundation’s delay prejudices the Company’s ability to defend the Claim. The Company will have sole control over the defense and settlement of each and every Claim, with counsel of its own choosing which is reasonably acceptable to the Foundation; provided, that the Company conducts the defense actively and diligently at the sole cost and expense of the Company and provided further that the Company will not enter into any settlement that adversely affects any Indemnitee without the applicable Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide the Company, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to the Company’s rights above to control the defense and settlement of Claims, the Foundation and any Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 14.

The parties will not be liable to each other for any indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits suffered by such other party) suffered by such other party arising under or in connection with this Letter Agreement, regardless of the form of action, whether in contract or tort, including negligence of any kind, whether active or passive, and regardless of whether the party knew of the possibility that such damages could result; provided, that to the extent an Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), the Company’s indemnification obligations to the Indemnitee will extend to and include such third party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits). The parties further agree that under no circumstances will any party be liable to the other party (or to any Indemnitee) more than once for the same losses arising under or in connection with this Letter Agreement.

15.    Insurance.

The Company agrees to maintain insurance coverage sufficient to cover the activities, risks, and potential omissions in respect of the work contemplated by or in connection with this Letter Agreement in accordance with generally-accepted industry standards and as required by law.

16.    Compliance with Laws and Requirements; Responsibility.

The Company will comply with all applicable laws, regulations, and rules and has not and will not knowingly infringe any patents of any third party related to the Projects or this Letter Agreement. The Company has not and will not infringe, misappropriate or violate any copyrights, trade secrets, privacy or publicity rights, or other intellectual property rights (other than patents, which are covered by the preceding sentence) of any third party related to the Projects or this Letter Agreement. The Company will conduct, control, manage, and monitor all work performed in connection with or as contemplated by this Letter Agreement using the Foundation Investment in compliance with all applicable ethical, legal, regulatory, and safety requirements and obtain and maintain all necessary approvals, consents, and reviews for such activities. If any work conducted by the Company in connection with or as contemplated by this Letter Agreement involves:

(a)    Protected Health Information, the Company will not disclose any Protected Health Information to the Foundation;

(b)    children, students, or vulnerable subjects, the Company will obtain any necessary consents and approvals unique to these subjects; or

(c)    any trial involving human subjects, the Company will adhere to current Good Clinical Practice as defined by the International Council on Harmonisation (ICH) E-6 Standards (or local regulations if more stringent) and will obtain applicable trial insurance.

The Company will be solely responsible and liable for all activities related to the conduct of any work conducted by the Company as contemplated by or in connection with this Letter Agreement. Any activities by the Foundation in reviewing documents and providing input or funding do not modify the Company’s responsibility, including responsibility for determining and complying with the provisions of this Section 16.

17.    Specific Performance.

The Company acknowledges and agrees that the Foundation would be damaged irreparably in the event that Sections 2, 3, 4, 5, 8, 9, 10, 11 or 12 of this Letter Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the Company agrees that, without posting bond or other undertaking, the Foundation will be entitled to an injunction or injunctions to prevent breaches or violations of such provisions of this Letter Agreement and to enforce specifically this Letter Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Company and the matter in addition to any other remedy to which it may be entitled, at law or in equity. For clarity, nothing in this Letter Agreement shall limit the Foundation’s right to seek an injunction or injunctions to prevent breaches or violations of any other provisions of this Letter Agreement, provided that it has posted bond or other security in accordance with applicable laws. The Company further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

18.    Entire Agreement; Modification.

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the other Investment Documents and the terms and conditions of this Letter Agreement will prevail over any inconsistent provision in any other Investment Document and supersede any prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof. In addition, the terms and conditions in the body of this Agreement will prevail over any inconsistent provision in the HIV Project Statement of Work or TB Project Statement of Work. No change, modification or waiver of any term or condition of this Letter Agreement will be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement.

19.    Authority; Governing Law.

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding. This Letter Agreement will be governed by the laws of the State of New York, U.SA. irrespective of the principal place of business, residence or domicile of the parties hereto and without giving effect to otherwise applicable principles of conflicts of law that would give effect to the laws of another jurisdiction.

20.    Dispute Resolution

The parties will resolve any dispute, controversy or claim arising out of or relating to this Letter Agreement, or the breach, termination or invalidity hereof (“Dispute”) in accordance with this Section 20.

(a)    Designated Representatives; Escalation to CEOs. If a Dispute arises, the parties will each appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding. If such representatives are unable to resolve the Dispute within twenty (20) Business Days after the Dispute is submitted to them, the Dispute shall be immediately referred by written notice to the Chief Executive Officer of the Company and the President of Global Health (or any equivalent successor position) or the Chief Executive Officer of the Foundation. No settlement reached under this Section 20(a) shall be binding on the parties unless reduced to a writing signed by the parties. The existence and substance of the negotiations pursuant to this Section 20(a) shall be considered confidential under this Letter Agreement, shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and any comparable provision, and shall not be used by any party in any court, agency or tribunal in any country for any reason. If such officers are unable to resolve such Dispute within twenty (20) Business Days after the Dispute is submitted to them, then the Dispute shall be submitted to arbitration in accordance with this Section 20.

(b)    AAA Arbitration.

(i)    Any Dispute that has not been resolved pursuant to Section 20(a) shall be referred to and finally resolved by arbitration in New York, N.Y., U.S.A., pursuant to the Commercial Arbitration Rules of the American Arbitration Association. It is the intent of the parties that, barring extraordinary circumstances, the arbitration proceedings shall be concluded within six (6) months from the date the arbitrator is confirmed. The parties may agree to extend this time limit or the arbitrator may do so in its discretion for a period of up to an additional three (3) months, if it determines that the interest of justice so requires. The arbitrator shall use its best efforts to issue the final award or awards within such time period. Failure to adhere to this time limit shall not be a basis for challenging the award.

(ii)    The arbitration shall be conducted by a single, neutral arbitrator who shall be experienced in the field of the Dispute and shall have no ongoing business relationship with any party. Such arbitrator shall be selected by mutual agreement of the parties or, in the absence of such agreement, by the New York office of the American Arbitration Association. The arbitrator may grant legal, equitable and monetary relief and shall award to the prevailing party such party’s costs and expenses incurred in connection with the arbitration and the collection of judgment, including reasonable attorneys’ fees. In no case, however, shall indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits) be awarded by the arbitrator, except as permitted by Section 14. Judgment upon the award rendered by the arbitrator shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof. The language used in the arbitration proceedings shall be English.

(iii)    No information concerning a Dispute and any related arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a third party by any party unless required by law. Any documentary or other evidence given by a party or witness in the arbitration shall be treated as confidential by any party whose access to such evidence arises exclusively as a result of its participation in the arbitration and shall not be disclosed to any third party (other than a witness or expert), except as may be required by law.

(c)    Obligation to Continue Performance Pending Resolution of a Dispute. Both parties agree to continue performing their obligations under this Letter Agreement pending the resolution of any Dispute that is being resolved hereunder unless and until such obligations are terminated or expire in accordance with the provisions of this Letter Agreement.

(d)    Judicial Procedure. Notwithstanding the foregoing, and without waiting for the expiration of the time periods set forth above, each party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect its rights or property. Furthermore, nothing herein shall prevent the parties from resorting to a court of competent jurisdiction in those instances where preliminary injunctive relief would be appropriate, pending final resolution of the Dispute through arbitration. Nothing in this Section 20 shall be construed to prevent a party from instituting formal proceedings at any time to avoid the expiration of any statute of limitations period or to preserve a superior position with respect to other creditors. For the avoidance of doubt, to the extent this Letter Agreement permits the parties to apply for relief to or institute a proceeding in a court of competent jurisdiction, nothing in this Letter Agreement or any other Investment Document will constitute a waiver of the right to a jury trial in such proceeding.

21.    Severability.

The invalidity or unenforceability of any provision of this Letter Agreement will in no way affect the validity or enforceability of any other provision.

22.    Counterparts.

This Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will be deemed to be and constitute one and the same instrument.

23.    Construction.

Section headings are not to be considered part of this Letter Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and will not affect the construction of this Letter Agreement. The words “include,” “includes” and “including” will be considered to be followed by the words “without limitation”.

[Signature Page Follows]

The parties have caused this Letter Agreement to be executed as of the date first set forth above.

BioNTech SE		Bill & Melinda Gates Foundation

By:	[***]	By:	[***]
Name	[***]	Name:	[***]
Title:	[***]	Title:	[***]

Appendix A

Developing Countries

“Developing Countries” means the following list of countries. “Developing Countries” also means any countries reasonably requested by the Foundation that are part of the Foundation’s strategies to which the Company consents in writing, such consent not to be unreasonably withheld.

A-D	E-L	M-R	S-Z
Afghanistan Bangladesh Benin Botswana Brazil* Burkina Faso Burundi Cambodia Cameroon Central African Republic Chad China* Comoros Congo, Dem Republic of Côte d’Ivoire Djibouti	Equatorial Guinea Eritrea Ethiopia Gabon Gambia Ghana Guinea Guinea Bissau Haiti India Indonesia Kenya Korea, DPR Kyrgyz Republic Lao PDR Lesotho Liberia	Madagascar Malawi Mali Mauritania Mozambique Myanmar Namibia Nepal Nicaragua Niger Nigeria Pakistan Papua New Guinea Philippines Russian Federation* Rwanda

São Tomé e Príncipe

Senegal

Sierra Leone

Solomon Islands

Somalia

Republic of South

Africa

Republic of Sudan

South Sudan

Swaziland

Tajikistan

Republic of Tanzania

Thailand

The Bahamas

Timor Leste

Togo

Uganda

Uzbekistan

Viet Nam

Yemen

Zambia

Zimbabwe

*In [***] “Developing Countries” will only refer to the Public Sector in such countries. “Public Sector” means:

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

Appendix B

Direct Competitor List

[***]

[***]

[***]

[***]

[***]

[***]

Appendix C

Foundation Additional Project Disease List

Part A

[***]

[***]

Part B

“Excluded Diseases” means:

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

Appendix D

[***]

Appendix E

[***]

Appendix F

In-License Agreements

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

•	[***]

Appendix G

OFFICER’S CERTIFICATE

BioNTech SE

[DATE]

This certificate is being delivered by BioNTech SE (the “Company”), pursuant to Section 6(a)(i) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of August 29, 2019 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1.    During the fiscal year ended [DATE], the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2.    Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the fiscal year ended [DATE], including the amount expended.

3.    Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to each Project, including information regarding progress against the Global Access Commitments (as set forth in the Investment Documents) during the fiscal year ended [DATE].

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

BioNTech SE

By:
Name:
Title:

Appendix H

OFFICER’S CERTIFICATE

BioNTech SE

[DATE]

This certificate is being delivered by BioNTech SE (the “Company”), pursuant to Section 6(a)(ii) of the Letter Agreement between the Company and the Bill & Melinda Gates Foundation dated as of August 29, 2019 (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Letter Agreement.

The Company certifies as follows:

1.    During the term of the Foundation Investment, the Company met the requirements of the Foundation Investment as set forth in the Letter Agreement that were required to be complied with or performed by the Company during such time period.

2.    Attached as Exhibit A to this certificate is a description of the Company’s use of proceeds of the Foundation Investment during the term of the Foundation Investment, including the amount expended.

3.    Attached as Exhibit B to this certificate is the Company’s evaluation of the Company’s progress with respect to each Project, including information regarding progress against the Global Access Commitments (as set forth in the Investment Documents) during the term of the Foundation Investment.

IN WITNESS WHEREOF, the undersigned has executed this certificate and has caused this certificate to be delivered on the date first above written.

BioNTech SE

By:
Name:
Title: